                             EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is entered into effective as of August 17, 1999 ("Effective Date") by and between Input/Output, Inc., a Delaware corporation ("Company"), and Axel M. Sigmar ("Employee").

         WHEREAS, the Company employs Employee and in recognition of Employee's significant past and future services, the Company desires to provide certain benefits to Employee;

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1. POSITION. Employee shall serve as the Executive Vice President and Chief Technology Officer of the Company, with such customary duties and responsibilities as may from time to time be assigned to him by the Chief Executive Officer of the Company or the Board of Directors of the Company (the "Board"), provided that such duties are consistent with the past duties and responsibilities of such position. Employee agrees to devote his full attention and time during normal business hours to the business and affairs of the Company and to use reasonable best efforts to perform faithfully and efficiently such duties and responsibilities. Notwithstanding the foregoing, Employee may engage in the following activities so long as they do not interfere in any material respect with the performance of Employee's duties and responsibilities hereunder: (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach on a part-time basis at educational institutions, and (iii) manage his personal investments; provided, however, in no event shall the conduct of any of such activities by Employee be deemed to materially interfere with Employee's duties hereunder until Employee has been notified in writing thereof by the Board and given a reasonable period in which to cure such violation.

                  In addition, the Company shall use its reasonable best efforts to cause Employee to be elected or reelected to the Board during the six year period following the Effective Date.

         2.       COMPENSATION AND BENEFITS.

         (a) For services rendered by Employee under this Agreement, the Company shall pay to Employee a base salary ("Base Compensation") of $300,000 per annum payable in accordance with the Company's customary payroll practice for its executive officers. The amount of Base Compensation shall be reviewed periodically by the Board and may be increased from time to time as the Board may deem appropriate.

         (b) In addition to the Base Compensation, Employee shall be eligible to receive each year a cash incentive payment under the Company's Management Incentive Plan (or any successor) in an amount determined by the Compensation Committee of the Board based on Employee's individual performance and the performance by the Company.

         (c) Effective with the Effective Date Employee shall be 100% vested under the Company's Supplemental Executive Retirement Plan ("SERP").

         (d) Employee shall be entitled to participate in such incentive compensation plans and to receive such fringe benefits and perquisites as determined from time to time by the Board, including, without limitation, participation in the various employee benefit plans or programs provided to the employees of the Company in general, subject to the regular eligibility requirements with respect to each of such benefit plans or programs; provided, however, the aggregate value of the Base Compensation, bonus and other benefits provided to Employee shall be at least as favorable to Employee as the aggregate value of the base compensation, bonus and other benefits provided to any other comparable-level executive officer of the Company.

         (e) On the Effective Date, the Company shall (i) grant to Employee a nonqualified stock option under the Company's Amended and Restated 1990 Stock Option Plan to acquire 100,000 shares of the Company's common stock, $.01 par value ("Company Stock"), which option (the "Current Grant") shall have an exercise price per share of $8.02, a 10-year term and shall become vested and exercisable as to 25% of the shares of Company Stock on each anniversary of the Effective Date, (ii) vest one-half of the stock options granted to Employee on March 14, 1999 (the "March >99 Option"), being 200,000 of such 400,000 option shares, and (iii) purchase from Employee (and the Board shall approve such purchase in advance) 100,000 shares of Employee's Company Stock at $8.02 per share.

         (f) The Company shall provide Employee, without cost to Employee, executive development courses as reasonably requested by Employee.

         (g) The Company shall assign Terrie Pruitt to be Employee's assistant, for as long as she remains an employee of the Company; provided, however, nothing herein shall alter her status as an "at will" employee of the Company. The Company shall provide Ms. Pruitt with compensation and benefits that are reasonably competitive for such position as determined by the Company in its good faith judgment.

         3. TERMINATION BY EMPLOYEE PRIOR TO THIRD ANNIVERSARY OF EFFECTIVE DATE. If Employee's employment with the Company is terminated by Employee prior to the third anniversary of the Effective Date for any reason, including, without limitation, his death or Disability (as defined in Section
7), the Company shall pay to Employee (or his estate as the case may be) by certified or bank cashier's check or wire transfer the amounts specified below and shall provide Employee (or his surviving spouse) the continued benefits as provided below:

                  (A) within ten days after the date of termination, a lump sum amount equal to 100% of the Base Compensation and cash bonuses paid Employee during the 24 month period preceding his termination date (the "Cash Compensation"); provided, however, notwithstanding the foregoing, if Employee terminates his employment within eighteen (18) months of the Effective Date for any reason other than a Good Reason (as defined below), death or Disability, Employee shall instead be paid within ten days after his date of termination of employment a lump sum amount equal to 50% of such Cash Compensation and the remaining 50% of such Cash Compensation amount (the
                  "Escrow Amount") shall be immediately paid by the Company to an escrow agent, as provided in Section 25;

                  (B) within ten days after the date of termination, an amount equal to that portion of Employee's Base Compensation earned but unpaid, and accrued vacation pay, to the date of termination, and as soon as reasonably practical after such termination all other amounts previously deferred by Employee or earned but not paid as of such date under all Company bonus, incentive or pay plans or programs for performance periods that have ended; provided, further, for any incentive compensation performance period not completed as of the date of Employee's termination, Employee shall be deemed to have remained employed until the end of such performance period, and to the extent bonuses are paid to comparable-level executives in general with respect to such performance period, Employee shall be paid a comparable bonus pro rated based on his days of employment during such performance period over the number of days in such performance period;

                  (C) for 24 months following Employee's termination (the "Continuation Period") Employee and his dependents shall be eligible to continue their participation in the Company's group health plan(s) that includes comparable-level executives, provided that Employee's continued participation is possible under the general terms and provisions of such plan(s), and provided further that Employee pays the regular active employee contribution, if any, required by such plan(s) for comparable-level executives. However, nothing herein shall prevent the Company from amending or terminating such group health plan(s). In the event that participation by Employee in any such plan(s) after the date of termination is barred pursuant to the terms thereof, the Company shall obtain comparable coverage under individual insurance policies with Employee paying an amount of the premium not greater than that which he would have been required to pay under the Company's group program. At the end of the Continuation Period, the Company shall arrange to make available to Employee and his dependents comparable insurance coverage by taking all action necessary to enable Employee to convert his coverage under the group plans or programs to an individual insurance policy for the benefit of Employee and his dependents, or to assume any individual insurance policies, with Employee paying the full premiums after the end of the Continuation Period; provided, however, in the event Employee becomes covered by another employer's group plan or programs during the Continuation Period, the Company's plans or programs shall be liable for benefits only to the extent such benefits are not covered by the subsequent employer's plans or programs;

                  (D) within ten days after the date of termination the Company shall pay Employee a lump sum amount equal to the present value of Employee's Vested Deferred Benefit accrued as of the date of termination under the SERP. For this purpose, "present value" shall be calculated pursuant to the provision of Section 417(e)(3)(A) of the Internal Revenue Code of 1986, as amended (or any successor thereto) (the "Code"), with the applicable interest rate being the rate in effect under said section for the calendar month that is two months prior to the termination of employment date;

                  (E) on the date of termination all outstanding Company stock options of Employee (other than the Current Grant and grants made after the Effective Date ("New Grants")) to the extent vested and exercisable on such date shall remain exercisable for the longer of five years from the Effective Date or three years from the termination of employment date (but not beyond their 10-year term) (the "Extended Period");

                  (F) The Current Grant and any New Grants shall be governed by their respective terms; and

                  (G) the Company shall provide Employee outplacement services by a nationally recognized firm, with the cost to the Company of such services utilized by Employee not to exceed $15,000.

         4. TERMINATION BY EMPLOYEE ON AND AFTER THIRD ANNIVERSARY. If Employee's employment with the Company is terminated by Employee on or after the third anniversary of the Effective Date for a Good Reason (as defined below), Disability or death, Employee (or his surviving spouse or estate, as the case may be) shall be entitled to receive the payments and benefits provided by
Section 3 (except that Employee shall be paid on termination of employment only 75% of the Cash Compensation amount in Section 3(A)) plus (i) the remainder of the March >99 Option shall be immediately vested and exercisable in full and shall remain exercisable for the Extended Period and (ii) Employee shall be paid a lump sum amount equal to 25% of such Section 3(A) Cash Compensation amount (determined as of his termination of employment date) on the first anniversary of his date of termination if Employee has not commenced full-time employment with another employer during such one-year period (such that the total of lump sum payments will equal 100% of the Cash Compensation).

                  "Good Reason" shall mean (1) the breach of any of the Company's or the Board's obligations under this Agreement without Employee's express written consent or (2) the occurrence of any of the following circumstances without Employee's express written consent:

                        (i) the assignment to Employee of any duties that are inconsistent with the position in the Company that Employee held immediately prior thereto, or an adverse alteration (as determined in good faith by Employee) in the nature or status of Employee's office, title, responsibilities, including reporting responsibilities, or the conditions of Employee's employment from those in effect immediately prior thereto;

                        (ii) the failure by the Company to pay to Employee any portion of Employee's current compensation or to pay to Employee any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven days of the date such compensation is due;

                        (iii) the failure by the Company to continue in
                  effect an incentive compensation plan or plans, which in the aggregate, provide Employee with substantially the same level of incentive compensation opportunities as those provided as of the Effective Date, or the failure by the Company to continue Employee's participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Employee's participation relative, on an aggregate basis, to other comparable-level participants;

                        (iv) the failure by the Company to continue to provide Employee with benefits that in the aggregate are substantially comparable to those enjoyed by Employee under the Company's life insurance, health and accident, and disability plans in which Employee is participating on the Effective Date, the SERP, and other plans in which Employee is participating, including any material fringe benefit then enjoyed by Employee (provided, however, nothing herein shall prevent the Company from amending or terminating the SERP); or the taking of any action by the Company which would directly or indirectly materially reduce, in the aggregate, such benefits or the failure by the Company to provide Employee with the number of paid vacation days to which Employee is entitled on the basis of years of service with the Company (and its predecessors) in accordance with the Company's normal vacation policy in effect at the time of this Agreement;

                        (v)   the failure of the Company to obtain a
                  satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 18 hereof;

                        (vi) the relocation of the Company's principal executive offices to a location outside the greater Houston, Texas metropolitan area, or the Company's requiring Employee to relocate anywhere other than the location of the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with Employee's past business travel obligations; or

                        (vii) any breach of a Company obligation under this
                  Agreement.

                  However, Employee may not terminate his employment for a Good Reason unless he has given written notice of such circumstance to the Company and the Company has failed to cure such circumstance within thirty (30) days of such notice. During the thirty (30) day period following such notice, the Company may not terminate Employee's employment. Employee's continued employment following any event, act or omission, regardless of the length of such continued employment shall not constitute Employee's consent to, or a waiver of Employee's rights with respect to, such event, act or omission constituting a Good Reason circumstance hereunder, until that date which is twelve (12) months following such event, act or omission.

         5. TERMINATION BY THE COMPANY DURING THE CURRENT PERIOD. If Employee's employment is terminated by the Company for any reason prior to the earlier of the date the Company selects a Chief Executive Officer to replace Sam K. Smith (other than with a current member of the Board as of the Effective Date) or (ii) nine months from the Effective Date (the "Current Period"), Employee shall be entitled to receive the payments and benefits provided in Section 3.

         6. TERMINATION BY THE COMPANY ON OR AFTER THE END OF THE CURRENT PERIOD. If Employee's employment is terminated by the Company on or after the end of the Current Period, Employee shall be entitled to receive the payments and benefits provided by Section 3, plus the remainder of the March >99 Options shall be immediately vested and exercisable and shall remain exercisable for the Extended Period.

         7. DISABILITY. For purposes of this Agreement, Employee shall be under a "Disability" if he is "permanently and totally disabled", within the meaning of Section 22(e)(3) of the Code, as determined by Employee's physician. If Employee's employment is terminated and it is determined by Employee's physician that he is under a Disability on such date, or he is determined by his physician at a later date within six (6) months of his termination of employment date to be under a Disability as a consequence of a mental or physical condition that existed on such termination of employment date, then for purposes of this Agreement Employee shall be deemed to have terminated due to such Disability.

         8. NO MITIGATION. Employee shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation or benefit earned by Employee as a result of employment by another employer, self-employment earnings, by retirement benefits, except as provided in
Section 25, by offset against any amount claimed to be owing by Employee to the Company, or otherwise.

         9. GROSS-UP OF PARACHUTE PAYMENTS. If any payment, including without limitation any imputed income, made or benefit provided to or on behalf of Employee in connection with a "change in control" of the Company, as defined in Section 280G of the Code, whether or not made or provided pursuant to this Agreement, results in Employee being subject to the excise tax imposed by Section 4999 of the Code, the Company shall pay Employee an additional amount of cash (the "Additional Amount") such that the net amount of all payments and benefits received by Employee after paying all applicable taxes thereon and on such Additional Amount shall be equal to the net after-tax amount of payments and benefits that Employee would have received had Section 4999 not been applicable.

         10. CONFIDENTIALITY. Employee understands and acknowledges that during Employee's employment with the Company Employee has had access to and has learned, and that during Employee's employment by the Company Employee will have access to and will learn (i) information proprietary to the Company that concerns the operation and methodology of the businesses conducted by the Company and as the same are hereafter conducted by the Company (the "Business") or (ii) other information proprietary to the Company, including, without limitation, trade secrets, processes, patent and trademark applications, product development, price, customer and supply lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential information with respect to the Business (collectively, "Proprietary Information"); provided, however, Proprietary Information shall not include any such information, methods, etc. that is common knowledge to others outside of the Company who are engaged in the Business. Employee agrees that Employee will keep confidential and will not disclose directly or indirectly any such Proprietary Information to any third party, except as required to fulfill Employee's duties as an employee of the Company, and will not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which (a) was already available to the public at the time of disclosure, or subsequently becomes available to the public, otherwise than by breach of this Agreement, or (b) was disclosed due to a requirement of law, provided that Employee shall have given prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order with respect to such disclosure. Upon termination of the employment Employee shall return to the Company all documents, computer disks, records, notebooks and similar repositories of any Proprietary Information in Employee's possession, including copies thereof.

         11. RESTRICTIONS ON COMPETITIVE EMPLOYMENT AND SOLICITATION. If Employee voluntarily terminates his employment within three years of the Effective Date for other than a Good Reason, death or disability, then during the two-year period following such termination of Employee's employment (the "Restricted Period"), Employee shall not (as principal, agent, employee, consultant or otherwise) engage in activities for, or render services to (including, without limitation, sales or product development), any firm or business engaged in direct competition with the Company in the Business. Notwithstanding the foregoing, (i) Employee may have an interest consisting of securities constituting less than two percent of any class of securities of any public company engaged in the Business so long as Employee is not employed by and does not consult with, or become a director of or otherwise engage in any activities for, such company and (ii) Employee may, at any time on or after termination of employment, waive his right to further payments and benefits under this Agreement, including any then remaining amounts held in escrow pursuant to Section 25, if applicable, and upon such waiver Employee shall cease to be subject to the foregoing noncompetition restrictions.

                  Employee agrees that Employee shall not, at any time during the Restricted Period (x) deliberately take any action which would interfere with (A) any contractual or customer relationships of the Company in respect of the Business, or (B) any relationship with the employees of, or vendors or contractors to, the Company in respect of the Business, (y) deliberately take any action which would result in a diminution of business to the Company in respect of the Business or (z) directly or indirectly solicit any person who is an employee of the Company engaged in the Business to terminate such employee's relationship with the Company.

         12. CONSULTING. Employee agrees that during the two (2) year period following his termination of employment he shall perform such consulting services as may be reasonably requested by the Board from time to time, subject to the following:

         (a) The consulting services to be performed by Employee shall not require skills which are inconsistent with Employee's qualifications and experience. Employee shall use his best skills and judgment to accomplish the assigned tasks, and under no circumstances shall the Board or the Company exercise any control over the manner in which, or location where Employee performs his services hereunder.

         (b) The Company understands and agrees that Employee may have other obligations to perform services, including other employment obligations, and Employee shall not be required to provide the requested consulting services if, in Employee's good faith determination, providing those services would significantly interfere with Employee's other service or employment obligations.

         (c) Employee shall not be obligated to render any consulting services during any period of Disability.

         (d) The parties understand and agree that Employee shall report directly and only to the Chief Executive Officer of the Company.

         (e) During any of the first twelve (12) months following Employee's termination, Employee shall not be required to provide more than ten (10) hours of consulting services during any such month ("unused" hours shall not carryover to the next month) and in the second twelve (12) month period, Employee shall not be required to provide more than five (5) hours of consulting services during any such month. However, if requested by the Company, Employee agrees to reasonably consider such request and may agree to provide additional services on a basis mutually agreed upon by the parties.

         (f) If the Company breaches any obligations of this Agreement during the consulting period, Employee shall no longer be obligated to render consulting services.

         13. REMEDIES. Employee acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in Section 10, 11 or 12 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction.

         14. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its affiliated companies and for which Employee may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Employee may have under any stock option or other agreements with the Company or any of its affiliated companies.

         15. ASSIGNABILITY. The obligations of Employee hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary organization or company of the Company, in a form reasonably satisfactory to Employee, so long as the Company also continues to remain liable for the obligations under this Agreement.

         16. NOTICE. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office address, directed to the attention of the Board with a copy to the Secretary of the Company, and to Employee at Employee's residence address on the records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

         17. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         18.      SUCCESSORS; BINDING AGREEMENT.

         (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used herein, the term "Company" shall include any successor to its business and assets as aforesaid which executes and delivers the Agreement provided for in this Section or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

         (b) This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         19. INDEMNIFICATION. During Employee's employment with the Company and for a period of six years thereafter, the Company shall cause Employee to be covered by and named as an insured under any policy or contract of insurance obtained by it to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or service in other capacities at the request of the Company. The coverage provided to Employee pursuant to this Section shall be of a scope and on terms and conditions at least as favorable as the coverage provided to any other officer or director of the Company.

                  In addition, to the maximum extent permitted under applicable law, during such period, the Company shall indemnify Employee against and hold Employee harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is provided to any director or officer of the Company.

         20. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is an integration of the parties agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

         21. ATTORNEYS' FEES. The Company shall pay the reasonable attorneys' fees and expenses Employee has incurred in the negotiation of this Agreement.

         22. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         23. ARBITRATION. Employee shall be permitted (but not required) to elect that any dispute or controversy arising under or in connection with this Agreement be settled by arbitration in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company shall be solely responsible for all legal fees and costs incurred by the Company in connection with the resolution of any dispute or controversy under or in connection with this Agreement and the Company shall promptly pay the legal fees and costs incurred by Employee in such dispute or controversy, to the extent awarded by the arbitrator.

         24. PRIOR AGREEMENTS. This Agreement supersedes and replaces in full any previously existing employment agreement (written or oral) between the parties.

         25. ESCROW. The Escrow Amount, net of any taxes thereon that the Company is required to withhold by applicable law, shall be placed in escrow by the Company with a person mutually acceptable to the parties. If the parties cannot agree upon the person to serve as the escrow agent, such person shall be selected by an arbitrator pursuant to Section 23. The terms of the escrow agreement shall provide, inter alia, (i) that Employee shall be the owner of the escrowed assets, i.e., they shall not be subject to the creditors of the Company, (ii) Employee shall have the authority to direct the escrow agent as to the investment of the escrowed assets, (iii) the Company shall pay the fees and expenses of the escrow agent (other than investment related expenses), and (iv) beginning with the first monthly anniversary of the date of Employee's termination of employment and continuing on each monthly anniversary thereafter, the escrow agent shall pay directly to Employee 1/12th, 1/11th, 1/10th, and so on of the amount then held in escrow until such escrow account has been paid in full to Employee on the first anniversary of his termination of employment date. In addition, it is recognized by the parties that Employee will recognize taxable income immediately on the Escrow Amount when it is placed in escrow and on the earnings and income of the escrowed assets. Promptly upon receipt from Employee of reasonable evidence as to Employee's federal, state or other tax liability with respect to the Escrow Amount (net of any taxes withheld thereon by the Company) and any earnings or income on the escrowed funds during the escrow period, the escrow agent shall pay Employee a lump sum amount equal to his tax liability. For this purpose, such tax liability shall be at the highest individual marginal tax rate applicable to Employee. Employee shall be solely responsible for any losses, and shall be solely entitled to all gains and earnings, due to the investment of the escrowed property.

         If during the escrow period, the parties have a dispute as to whether Employee has violated the noncompetition provisions of Section 11, no further payments shall be made to Employee from the escrow (except for taxes as provided above) until such dispute is resolved by an arbitrator pursuant to Section 23. It is agreed that the Company shall have the burden of proving such breach.

Upon resolution of such dispute, payment shall be made and/or recommence in accordance with the arbitrator's award.

         26. BOARD APPROVAL. This Agreement is subject to the approval of the Board. The Chairman shall recommend approval of this Agreement to the Board and shall use his reasonable best efforts to have such approval obtained as soon as reasonably practical following the date this Agreement is executed by the parties.

         27. SURVIVABILITY. Sections 10, 11, 12, 13, 19, 23 and 25 shall survive the termination of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date upon approval by the Board.


                                            INPUT/OUTPUT, INC.


                                            By: /S/ J. M. Lapeyre, Jr.
                                               --------------------------------
                                            Name: J. M. Lapeyre, Jr.
                                                 ------------------------------
                                            Title: Chairman of the Board
                                                  -----------------------------
                                            Dated: 20 - Aug. - 99
                                                  -----------------------------

                                            EMPLOYEE


                                             /s/ Axel M. Sigmar
                                             ----------------------------------
                                            Axel M. Sigmar

                                            Dated: 20 August, 1999
                                                  -----------------------------